                            SECOND AMENDMENT TO LEASE


        THIS SECOND AMENDMENT TO LEASE ("Second Amendment"), is entered into as of May 15, 1997, by and between Main Street Associates, a California general partnership ("Main Street") and EJC Partners, L.P., a California limited partnership ("EJC Partners", and collectively with Main Street, hereinafter referred to as "Landlord"), and Thoratec Laboratories Corporation, a California corporation ("Tenant").

                                   BACKGROUND

        A. Main Street and Tenant are the original parties to that certain Lease Agreement dated July 25, 1996 (the "Original Lease"). Each initially capitalized term used without definition in this Amendment shall have the meaning given to such term in the Original Lease. Landlord and Tenant have entered into a First Amendment of Lease ("First Amendment") as of January 15, 1997.

        B. EJC Partners has heretofore acquired from Main Street an undivided fee interest as tenant-in-common with Main Street in the Parcel (and the Building which is in the process of being constructed thereon) which is the subject of the Original Lease, and accordingly has also succeeded to a portion of the interest of Main Street as the Landlord under the Original Lease.

        C. Landlord and Tenant now desire to amend certain of the terms and conditions set forth in the Original Lease (which together with the amendments made herein and the First Amendment shall be hereinafter referred to as the "Lease") as more fully described herein.

        NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises contained herein, the parties to this Amendment hereby agree as follows:

        1. SUBSTANTIAL COMPLETION DATE OF BUILDING SHELL. The parties hereto agree that the date of Substantial Completion of the building shell for purposes of Paragraph 2(F) of Exhibit C to the Original Lease is April 15, 1997, and the Rental Commencement Date is therefore August 15, 1997, provided however, for purposes of preparation of punch lists and commencement of the one year construction defects warranty of Landlord/Tioga Construction Incorporated as reflected in Paragraph 9 of Exhibit C to the Lease, the date shall be June 17, 1997.

        2. EXCESS LANDLORD IMPROVEMENT COSTS. Subject to any downward adjustment in the same that may hereafter result from any exercise of the tenant's right to audit the books and records of

Landlord and Contractor as defined in Paragraph 11 of Exhibit C to the Original Lease, the Excess Landlord Improvement Costs as defined in Paragraph 2(K) of Exhibit C to the Original Lease, and payable pursuant to Paragraph 12(B) of Exhibit C to the Original Lease, is agreed by Landlord and Tenant to equal $350,000.00 (including a $95,673.88 portion of the stated $187,597.78 cost of constructing certain additional improvements to the Building as listed under code numbers 8 through 25, inclusive, on Exhibit F attached hereto (the "Special Tenant Improvements"), which Special Tenant Improvements have been heretofore constructed by Landlord and its affiliate, Tioga Construction Incorporated. In addition to the foregoing, and concurrently with the execution of this Second Amendment, Tenant shall pay to Landlord the sum of $91,923.90 relating to the Landlord's represented excess cost of constructing the Special Tenant Improvements (above the $95,673.88 portion included in Excess Landlord Improvement Costs pursuant to the preceding sentence), which amount shall for purposes of this Lease not be considered as part of the Landlord Improvement Costs or Excess Landlord Improvement Costs. Landlord agrees that Tenant's audit rights as described in Paragraph 11 of the Lease shall extend to auditing the cost of construction of the Special Tenant Improvements. The one hundred eighty day period for Tenant to audit the Landlord Improvement Costs shall not commence to run until Landlord has completed all punch list work and has paid in full all contractors, subcontractors and suppliers and has updated and delivered to Tenant "its final and detailed accounting". Landlord shall exercise due diligence to cause all of the items reflected on the current punch list dated July 8, 1997 ( a copy of which is attached hereto as Exhibit G) to be fully remedied in a manner reasonably acceptable to Tenant by September 15, 1997 and to cause such "final and detailed accounting" reflecting all contractors, subcontractors, and suppliers to have been fully paid and appropriate liens releases obtained and copies delivered to Tenant by December 31, 1997, and if for any reason the same cannot be accomplished by such date, Landlord shall exercise due diligence to cause the same to be accomplished by the earliest possible date thereafter. Landlord acknowledges that the amounts provided to be paid by Tenant in increased rent and cash as provided above constitute the entirety of Tenant's financial obligation for all work which has heretofore been performed or contracted to be performed by or at the direction of either Landlord or Tioga Construction Incorporated relating to the Premises, including, but not limited to, with respect to any Landlord Improvement Work or any Special Tenant Improvements, and including any outstanding punch list work. Landlord agrees that it shall defend, indemnify and hold Tenant and Tenant's interest in the Premises free and harmless from and against any claims or causes of action (including, but not limited to, any mechanics' liens) which may now or hereafter arise out of or be associated with either the Landlord Improvement Work or any Special Tenant Improvements, including, but not limited to, the subsequent cost or performance by any contractor, subcontractor or supplier of any punch list work.

        3. TENANT'S ELECTION WITH RESPECT TO PAYMENT OF EXCESS LANDLORD IMPROVEMENT COSTS. Tenant hereby elects to pay the Excess Landlord Improvement Costs by increasing the amount of rent by one percent per month, amounting to a rental increase of $3,500.00 per month.

        4. REVISION OF TENANT IMPROVEMENT PLANS. Paragraph 5D of Exhibit C to the Lease is acknowledged by Landlord and Tenant to be deleted in its entirety from the Lease. Tenant shall have the unilateral right to revise its Tenant Improvement Plans to reflect approximately 24,000 square feet or more of office and office related support facilities to be built out as "Phase I Tenant Improvements" (with the remainder of any future Tenant Improvements being referred to generally as "Phase II Tenant

Improvements"). Tenant shall submit to Landlord, for its review, revised Tenant Improvement Plans for the Phase I Tenant Improvements on or before August 15, 1997. Tenant agrees to commence construction thereafter with reasonable diligence after approval by all parties and obtaining any required governmental approval to the revised plans for Phase I Tenant Improvements. If in order to obtain an occupancy permit for Phase I Tenant Improvements, any additional work in the nature of Tenant Improvements is required to any portion of the Phase II portion of the Premises, Tenant shall be responsible for the same (but such obligation of Tenant shall not extend to any work required to correct any punch list items or any items which are part of the Landlord Improvements or the Special Tenant Improvements or which are otherwise the obligation of Landlord or Tioga Construction Incorporated under the provisions of this Lease or the Construction Contract or the acknowledgment to be delivered by Tioga Construction Incorporated pursuant to Paragraph 7 hereof). Tenant shall have no obligation to design Phase II Tenant Improvements at this time or at any time, and the provisions of Paragraph 10 of the Lease shall apply to such later construction of any Tenant Improvements of the Phase II portion of the Premises (which itself, may similarly be constructed in more than one phase). Landlord acknowledges, that as provided in Paragraph 10 of the Lease, Landlord shall not unreasonably withhold its approval to the Phase I Tenant Improvements or the Phase II Tenant Improvements (or any phase of the Phase II Tenant Improvements that Tenant may from time to time submit).

        5. INCREASED TENANT SECURITY DEPOSIT. Concurrently with the execution hereof, Tenant shall deposit with Landlord cash in the amount of Five Hundred Thousand Dollars ($500,000.00) or an unconditional irrevocable standby letter of credit in favor of Landlord in a like amount (hereinafter "Increased Deposit"). For so long as the Security Deposit or the Increased Security Deposit is held by Landlord in the form of cash (rather than in the form of a letter of credit), Landlord shall cause a $750,000 portion of such Security Deposit and all of the Increased Security Deposit to be held in a certificate of deposit account at either Civic Commerce Bank or Bank of America in the manner described generally in Paragraph 40 of the Lease with all interest earned thereon to be for the account and benefit of Tenant. While Tenant shall have the right as provided in the Lease (including this Second Amendment) to substitute a letter of credit for all or a portion of the cash Security

Deposit or Increased Security Deposit, Tenant shall not be required at any time to replace any cash Security Deposit or Increased Security Deposit with a letter of credit. At such time as Tenant has built-out Phase II Tenant Improvements and has received an occupancy permit for the same covering at least 80% of the net rentable square feet in the Premises, and Tenant shall have submitted to Landlord documentation reasonably demonstrating that (i) Tenant has expended in the aggregate at least Five Million Dollars ($5,000,000.00) on leasehold improvements to the Premises (including any expenditures preceding the date of this Second Amendment) as reasonably defined and determined by Tenant in accordance with generally accepted accounting principles and (ii) either (a) the period for filing any mechanics' liens has expired without any liens then existing of record, (b) Tenant has obtained appropriate lien releases from all contractors, subcontractors and suppliers associated with such work, or (c) Tenant has otherwise reasonably demonstrated that the entire cost of such work has been fully paid by Tenant, then the Increased Deposit shall be returned to Tenant provided that if at such time as Tenant is otherwise entitled to receive the return of the Increased Deposit, an uncured Event of Default shall exist under this Lease, then Landlord shall be entitled to retain such Increased Deposit until such time as the Event of Default is cured. If Tenant has built-out Tenant Improvements and has received an occupancy permit for at least 80% of the net rentable square feet in the Premises but has not submitted the documentation required above demonstrating that Tenant has expended in the aggregate at least Five Million Dollars ($5,000,000.00) on leasehold improvements to the Premises (including any expenditures preceding the date of this Second Amendment), but shall submit documentation to Landlord reasonably demonstrating that Tenant has expended in the aggregate at least Four Million Dollars ($4,000,000.00) on leasehold improvements to the Premises (including any expenditures preceding the date of this Second Amendment), and demonstrates the satisfaction of clause (ii) above as to the lien-free nature of such work, then Landlord shall return to Tenant Two Hundred and Fifty Thousand Dollars ($250,000.00) of the Increased Deposit provided that if an uncured Event of Default shall then exist under this Lease, then Landlord shall be entitled to retain such portion of the Increased Deposit until such time as the Event of Default is cured. If Tenant subsequently expends additional amounts on leasehold improvements so that the then aggregate expended by Tenant on leasehold improvements is at least equal to Five Million Dollars ($5,000,000.00), then the remaining Two Hundred Fifty Thousand Dollars ($250,000.00) of the Increased Deposit shall be returned to Tenant provided that if an uncured Event of Default shall then exist under this Lease, then Landlord shall be entitled to retain such remaining portion of the Increased Deposit until such time as the Event of Default is cured.

        6. INDEMNITIES; COMPLETION BOND. Tenant agrees upon request of the title company with respect to any financing occurring during the course of construction of either the Phase I Tenant Improvements or the Phase II Tenant Improvements, to sign an appropriately completed Indemnity Agreement (Mechanics' Liens) in substantially the form attached hereto as Exhibit H, indemnifying the title company issuing title insurance with respect to any Landlord permanent financing encumbering the Premises against mechanics' liens relating to any Tenant Improvement work then being performed by or at the request of Tenant. Tenant agrees that Landlord shall be a third party beneficiary of the covenants of Tenant in Paragraphs 4 and 5 of such Indemnity Agreement and shall have the right to enforce such covenants directly against Tenant. Tenant further agrees that if the title company or the permanent lender shall require the same of Landlord, Landlord shall in such event have the right to require Tenant to obtain from its general contractor then performing the work of constructing the Phase I Tenant

Improvements, a Completion Bond insuring the lien free completion of the Phase I Tenant Improvements for the amount agreed in the construction contract between such contractor and Tenant.

        7. TIOGA CONSTRUCTION INCORPORATED ACKNOWLEDGMENTS. Prior to or concurrently with the execution of this Second Amendment, Landlord shall cause
(A) a full and complete executed copy of the construction contract between Landlord and Tioga Construction Incorporated (the "Construction Contract") to be delivered to Tenant and (B) Tioga Construction Incorporated to acknowledge in writing to Tenant in form reasonably acceptable to Tenant that Tioga Construction Incorporated agrees (i) that Tenant is a third party beneficiary of the Construction Contract (with the right to directly enforce any contractor's covenants, representations or warranties thereunder) as contemplated by Paragraph 6.F of Exhibit C of the Lease, (ii) that the construction warranties of Tioga Construction Incorporated shall extend to the Special Tenant Improvements and such warranties as to both the Landlord Improvement Work and the Special Tenant Improvements shall remain in full force and effect for the one-year period described in Paragraph 9 of Exhibit C to the Lease as modified by Paragraph 1 of this Second Amendment (which has such one-year period beginning on June 17, 1997), (iii) that Tioga Construction Incorporated shall be bound by and shall cooperate with Tenant's audit rights as described in Paragraph 11 of Exhibit C to the Lease as modified by this Second Amendment (including Tenant's rights to audit the cost of the Special Tenant Improvements), (iv) that neither Tioga Construction Incorporated, nor any subcontractors or suppliers working for or under it, have any claims against Tenant for any unpaid cost of any work performed on or about the Premises (including, but not limited to, any work associated with any Landlord Improvements or any Special Tenant Improvements), and (v) to cause all of the matters reflected on the existing punch list dated July 8, 1997 to be fully and expeditiously remedied at no cost to Tenant and to cause any work performed by it or at its direction to conform to the current requirements of law if changes thereto are subsequently required by any building inspectors or the like. Tenant shall not be liable for any additional costs or amounts above the amounts agreed to above that may be later discovered or incurred by either Landlord or Tioga Construction Incorporated with respect to the Landlord Improvements or the Special Tenant Improvements, including but not limited to, any costs that may be incurred in correcting any punch list items or in causing any of such improvements to comply fully with currently applicable law and the requirements or any building inspector or similar governmental authority.

        8. WAIVERS OF CERTAIN CLAIMS. Tenant hereby waives any claims against Landlord associated with any delay in Landlord's construction of the Landlord Improvements, including any entitlement under the Lease to delay the Rental Commencement Date. Landlord hereby waives any claims against Tenant associated with Tenant's performance or non-performance of its obligations with respect to the design or construction of the Landlord Improvements, Tenant Improvements or Special Tenant Improvements, including any delay in pursuing such construction or in paying for the costs of such construction. Landlord and Tenant respectively represent to each other that they are not aware of any breach or default by the other in the performance of any of their obligations under the Lease

        9. EXECUTION IN COUNTERPARTS AND BY FAX. Landlord and Tenant agree that this Second Amendment may be executed in counterparts by the respective parties hereto, and that once fully executed and delivered by all of the parties hereto, shall constitute a single agreement binding upon all the parties. Any party may execute and forward a facsimile copy of this Second Amendment which shall be binding upon such party, but such party shall be obligated to subsequently forward to the other party an original signed version of this Second Amendment.

        IN WITNESS WHEREOF, the parties have executed this Second Amendment to Lease on the day and year set forth opposite their signatures hereinbelow.

LANDLORD:


MAIN STREET ASSOCIATES, a California general partnership
Tenant-in-Common


By:   /s/ Steven P. Thomas          Dated:  July __, 1997
   -------------------------------
   Steven P. Thomas, Managing General Partner


By:     The Bailey Revocable Trust Dated June 24, 1993, General Partner

        By:  /s/ Robert J. Bailey          Dated: July __, 1997
           -------------------------------
        Robert J. Bailey, Co-Trustee under the Bailey Revocable Trust Dated June 24, 1993



        By:  /s/ Adele B. Bailey           Dated:  July 19, 1997
           -------------------------------
        Adele B. Bailey, Co-Trustee under the Bailey Revocable Trust Dated June 24, 1993

EJC PARTNERS, L.P., a California Limited partnership
Tenant-in-Common

By:  /s/ John F. Miller             Dated:  July 21, 1997
   -------------------------------

   John F. Miller, Trustee of the Survivor's Trust established by Cashin 1990 Trust, General Partner

By:  /s/ John F. Miller             Dated:  July 21, 1997
   -------------------------------

   John F. Miller, Trustee of the Residual Balance Trust established by Cashin 1990 Trust, General Partner



TENANT:

THORATEC LABORATORIES CORPORATION,
a California corporation


By: /s/ Cheryl Hess                 Dated:  July ___, 1997
   -------------------------------
   Its: V.P. Finance
        --------------------------

                                   EXHIBIT F

                                                                                                  May 19, 1997

                                                            Thoratec

                                                            Building Cap Cost


Code                                                        Item Cost           OH&P               Total
          Basic Shell Cap                                $2,100,000.00                           $2,100,000.00
          Additional Approx. 4500 a.f. added to cap        $163,643.26                             $163,643.26
                                                         -----------------------------------------------------
          Building Cap Cost                              $2,263,643.26                           $2,263,643.26
                                                         =====================================================

          Over Standard Shell Improvements
          Per Lease
  1       HVAC Support                                      $35,800.00          $5,370.00           $41,170.00
  2       Electric Service Upgrade 2000 to 3000amp          $24,537.27          $3,680.59           $28,217.86
  3       Water Service Upgrade                             $22,615.00          $3,392.25           $26,007.25
  4       Rebar at 18" Grid VS 24" Grid                      $5,000.00            $750.00            $5,750.00
  5       Fire Hydrant                                      $11,388.00          $1,708.20           $13,096.20
  6       Structural Roof Changes                           $11,794.00          $1,769.10           $13,563.10
  7       Architectural Services                             $9,550.00          $1,432.50           $10,982.50
                                                         -----------------------------------------------------
          Total Over Standard                              $120,584.27         $18,102.54          $138,786.91
          Not in Lease
  8       Containment Tank                                  $23,000.00          $3,450.00           $26,450.00
  9       Domestic Water                                     $2,463.00            $369.45            $2,832.45
 10       Loading Dock Cover                                $24,597.00          $3,689.55           $28,286.55
 11       Relocate Fire Line to Interior                       $644.00             $96.60              $740.60
 12       Electronic Door Hardware                           $7,133.00          $1,069.95            $8,202.95
 13       Architectural Services                            $19,445.00          $2,916.75           $22,361.75
 14       Skylights                                          $7,029.00          $1,054.35            $8,083.35
 15       Decorative Concrete                               $17,000.00          $2,550.00           $19,550.00
 16       Sump Pump                                            $350.00             $52.50              $402.50
 17       2 Monument signs                                  $12,000.00          $1,800.00           $13,800.00
 18       Enlarged Mechanical Enclosure (skin)               $4,600.00            $690.00            $5,290.00
 19       Generator Wall                                     $5,833.00            $874.95            $6,707.95
 20       Low Pole Lights                                    $9,500.00          $1,425.00           $10,925.00
 21       TI Roofing                                         $7,416.00          $1,112.40            $8,528.40
 22       Water Proof Containment Tank                       $7,426.00          $1,113.90            $8,539.90
 23       Truck Ramp Sealcrate                                 $367.50             $55.13              $422.63
 24       Mow Band                                          $12,100.00          $1,815.00           $13,915.00
 25       Landscape Architect                                $2,225.00            $333.75            $2,558.75
                                                         -----------------------------------------------------
          Total Not in Lease                               $163,128.50         $24,469.28          $187,597.78
                                                         =====================================================
          Total Cap. Overstandard Not in Lease           $2,547,456.03         $42,571.92        $2,590,027.95


          Project Budget 11/21/96                        $2,335,166.55

          Building Cap Cost                              $2,263,643.26
          Amount Not in Lease                              $187,597.78
          Overstandard                                     $138,786.91
                                                         -------------
          Total Cap. Overstandard Not in Lease           $2,590,027.95
          Variance Overage                                 $115,539.21
                                                         -------------
          Total cost as of April 23, 1997                $2,705,567.16
          Less Building Cap Cost                        ($2,263,643.26)
                                                         -------------
          Total Due Main Street Associates                 $441,923.90

                                                                     EXHIBIT "G"



                       [THORATEC LABORATORIES LETTERHEAD]


July 08, 1997

Tioga Construction                              VIA Fax: 510-945-8753
Mr. Dave Thomas
3100 Oak Road, Suite 215
Walnut Creek, CA. 94596

RE: 6035 Stoneridge Drive, Pleasanton, CA.

Dear Dave,

I have revised the punch list items from our walk-thru. I would like to have a completion schedule from Tioga for the open items. The main areas of concern referenced from the walk through list dated June 20, 1997 are as follows:

1st Floor

1    Holes filled in concrete floor from tilt up supports

5 Weather stripping missing on all outside doors at bottom of door to threshold

6 Large crack in floor slab extending to outside walk strip at west end storefront. Structural engineer to determine action to be taken.

17 Elevator mechanical room, electrical conduit and hydraulic lines not sealed at wall

Exterior

1    Exterior paint is peeling and bubbling in various places on the exterior.

2 Outside columns at lobby are very rough in finish, panel and corner seals very rough, paint coverage inconsistent.

3    Monument signs are rough in finish and paint coverage is inconsistent

4    Rainwater leaders not painted to match building color

5    Power wash front entrance area.

11   Patch chips in concrete curbing.

14   Employee benches not installed.

Thoratec would like to meet with you at the job site to discuss completion of these outstanding items.

Sincerely,

/s/ STEVEN GOTTLIEB
-------------------
Steven Gottlieb
Thoratec Laboratories

                                                                       EXHIBIT H


                                                      FILE NO: _____ _____ _____

                                        OWNER'S POLICY AMOUNT: _________________

                                    MORTGAGEE'S POLICY AMOUNT: _________________

                                               RECORDING DATE: _________________

                              INDEMNITY AGREEMENT
                               (MECHANICS' LIENS)


Between _______________________________________________________________________
____________________________________ hereinafter "Indemnitor", and FIDELITY
NATIONAL TITLE INSURANCE COMPANY, an Arizona corporation, hereinafter "Company".

1. This Agreement covers real property in the County of _____________________, State of ________________________, described as:






The above real property will hereinafter be referred to in this Agreement as the "property".

2. Certain works of improvement have been or will be commenced upon said property and/or for benefit thereof, indemnitor hereby represents to Company that all costs, charges, expenses and bills for labor, material, and services for or in connection with all such works of improvement will be paid before the expiration of the respective times for filing of Claims of Lien arising out of such works of improvement.

3. Indemnitor, whether as owner or part owner of, or having an interest in said property, or as a contractor for a work of improvement thereon, or part of such work of improvement, or otherwise, has an interest in the issuance of and desires Company, from time to time to issue its policy or policies of title insurance, or endorsements thereto, now and in the future, covering said property or lots or portions thereof, insuring the same as being free of mechanic's or materialman's liens, arising out of such works of improvement, and/or insuring holders of mortgages and/or deeds of trust thereon against loss by reason of any such mechanic's or materialman's liens which may have or gain priority over said mortgages and/or deeds of trust.

4. In order to induce Company to issue and, in consideration of the issuance by Company of such policies of title insurance and endorsements as it may be willing to issue, in the manner so desired, Indemnitor promises and agrees to hold harmless, protect, and indemnify Company from and against any and all liability, losses, damage, expenses and charges, including, but not limited to, attorneys' fees and expenses of litigation, which it may sustain, under any policy or policies of title insurance, or endorsements thereof, which it may at any time issue, resulting directly or indirectly from any mechanic's or materialman's liens, or claims thereof, affecting said property or portion or portions thereof covered by such policy or policies, and arising out of any such work or works of improvements, and to pay all expenses and attorney's fees incurred in the enforcement of this Agreement.

     5. In the event that any mechanic's or materialman's liens, or claims thereof, arising out of any such work of improvement shall be filed against said property, Indemnitor agrees within twenty (20) days thereafter to cause such mechanic's or materialman's liens to be released of record, obtain and record a bond pursuant to Civil Code Section 3143, or to deposit with Company a sum to be determined by Company, which amount shall be not less than one and one-half (1-1/2) times the amount claimed under such mechanic's or materialman's liens. Should Indemnitor elect to make such deposit, Company shall be entitled to use any portion or all of said funds to obtain a release and satisfaction of said mechanic's or materialman's liens at any time, in the sole discretion of Company. In the event Indemnitor fails to so remove said mechanic's or materialman's liens, or fails to record a bond, or fails to make the deposit required by Company, or in the event the funds deposited with Company prove to be insufficient to satisfy said mechanic's or materialman's liens, then Company, in its sole discretion, may elect to advance and pay such sums as shall be necessary to procure the release and satisfaction of such claims or liens or otherwise protecting the interest of Company and its insureds. In the event Company finds it necessary to make an advance, Indemnitor agrees to reimburse Company for all such advances with interest at the rate of ten percent (10%) per annum from the date of such advancement. These amounts shall be repaid by Indemnitor to Company within ten (10) days of the receipt of written demand for payment.

     6. In case Indemnitor becomes aware of litigation involving mechanic's or materialman's liens or claims arising under any work of improvement, Indemnitor shall within three (3) days of receipt of said notice, inform Company in writing of such pending litigation. In the event Indemnitor fails to answer the complaint within eight (8) days after receiving summons, Company shall have the right, but not the duty to enter said action in the name of Indemnitor and to take any act which, in its opinion may be necessary or desirable to protect its interest, and/or the interest of the insureds, under this Agreement. Indemnitor shall reimburse Company for all expenses incurred in such litigation, including reasonable attorneys' fees.

In the event Indemnitor fails to comply with any of the terms of this Agreement, Company may, at the expense of Indemnitor, litigate, adjust, settle or compromise any claim, demand, suit or judgment relating to said mechanics' lien and Indemnitor shall pay to Company the sum of amounts so expended in good faith, under the belief that it was or might be liable for or that was necessary or expedient to make such disbursement, whether or not any such liability, necessity or expediency existed.

ARBITRATION. Unless prohibited by applicable law, the Company may demand arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration

Association. Arbitrable matters may include, but are not limited to, any controversy or claim between the Company and the Indemnitor arising out of or relating to this Agreement, or any breach thereof. Arbitration pursuant to this Agreement and under the Rules in effect on the date of this Agreement, shall be binding upon the parties. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. A copy of the Rules may be obtained from the American Arbitration Association upon request.

7. Indemnitor hereby agrees that Company shall have and is granted the right, at any time or times, to examine the books, records, and accounts of Indemnitor, pertaining to any such works of improvement; and Indemnitor will, upon request, furnish to Company all receipted bills or other evidence of payment for work or materials furnished to said works of improvements and such further assurances as required by Company for its protection from liability.

8. As used herein the term "land" includes any part, parcel, or subdivision of the described real property and any part, parcel or subdivision of the legal or equitable interest in said real property.

9. As used herein the terms "Works of Improvements", "Mechanic's Lien" and "Claim of Lien" shall be deemed to refer to the applicable statutes of the state in which the land is situated that enable mechanics, materialman, artisans and laborers to have a lien and/or enforce such against the land and any improvements construed thereon for the value of labor bestowed thereon and/or materials furnished thereto.

10. The term "policy of title insurance" includes such policies as are customarily issued by the companies insuring priority of liens, and marketability of title, and all endorsements thereon. The term also includes other documents and reports customarily issued by title companies concerning the state of title, ownership, or interest in real property.

11. Indemnitor may request the extension of this Agreement to include within the term "land" other real property by executing and delivering to Title Company additional Exhibit A's for attachment hereto and incorporation herein.

12. Whenever the context so requires, the singular includes the plural; the masculine, the feminine or neuter.

13. If more than one person signs this Agreement as Indemnitor, the obligation hereunder shall be joint and several.

14. This Agreement shall inure to the benefit of and bind the personal representatives and successors or assigns of the parties hereto.

15. In the event any provision of this Agreement shall be held invalid or unenforceable by any Court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

16. This Agreement contains the entire agreement of the parties and shall not be modified, except by an instrument in writing executed by all of the parties hereto.

17. This document may be executed in any number of counterparts each of which shall be considered as an original and effective as such.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement this _____________ day of ____________________, 19 ____________


INDEMNITOR(S):

                                   FIDELITY NATIONAL TITLE INSURANCE
                                   COMPANY, an Arizona Corporation





                                   By
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                                      Its


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Address:
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Phone No.: (   )
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